SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or  ss.240.14a-12

                      TECHNICAL COMMUNICATIONS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                 M. Mahmud Awan
                                Philip A. Phalon
                                Robert B. Bregman
                            William C. Martindale, Jr
     (Name of person(s) filing Proxy Statement if other than the Registrant)

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                                                         MACKENZIE PARTNES, INC.
                                                                156 FIFTH AVENUE
                                                              NEW YORK, NY 10010
                                                                  (212) 929-5500
                                                            (212) 929-0308 (fax)


NEWS RELEASE

Contact:
Stanley J. Kay, Jr.
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

              LEADING PROXY ADVISORY FIRM SUPPORTS OPPOSITION GROUP
                 FOR ELECTION TO TECHNICAL COMMUNICATIONS BOARD

BOSTON, MASSACHUSETTS, August 11, 1998 - The Phalon Group, which is conducting a proxy contest for control of the Board of Directors of Technical Communications Corporation (NASDAQ: TCCO), announced today that Institutional Shareholder Services, Inc. has recommended that its clients vote FOR the Phalon Group's five director-nominees in opposition to management's candidates and FOR the proposal to declassify the Board. Technical Communications' annual meeting currently scheduled for this Friday, August 14, 1998 in Concord, Massachusetts.

Philip A. Phalon, head of the Phalon Group and a Company director commented, "We are delighted to have won the recommendation of ISS for our nominees to the Board. Support from an independent, third-party such as ISS lends credence to our firm belief that the current Board has violated its duties to shareholders and must be replaced if this Company is to move forward and have a profitable future. I look forward to the additional support our slate can now expect from ISS clients."

The ISS report states, "TCC is an exceedingly troubled company not only in terms of financial performance, but also in that it has been run as something akin to a publicly traded family business. Management certifies that it has taken satisfactory measures to remedy past wrongdoings, but has not seen fit to disclose these measures to shareholders...The board's April 30 actions [to stagger its board] underscore its disregard for shareholders."

The ISS report concludes, "In short, this is not a board that instills confidence in the hearts of shareholders. It has deliberately withheld pertinent data on the misconduct of former managers from shareholders, nor would it even reveal the costs incurred in conducting the investigation...or the nature of the separation arrangements struck with James McCalmont...the incumbent board has twice altered the company's bylaws to obstruct a proxy contest and frustrate the shareholder franchise, in defiance of a court order. Such conduct is not befitting of any board, nor should it be countenanced by shareholders. We therefore believe that a reordering of the board and its realignment with the welfare of shareholders is warranted. We recommend a vote FOR the dissident slate."

Institutional Shareholder Services (ISS), based in Bethesda, Maryland, is a leading independent advisor to several hundred institutional investors and provides voting recommendations for proxy contests, corporate governance proposals and other shareholder related issues.

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